Exhibit 99.1

Sangamo BioSciences, Inc. Point Richmond Tech Center 501 Canal Boulevard Richmond, CA 94804 510-970-6000 — 510-236-8951 (Fax)

SANGAMO BIOSCIENCES ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

Richmond, Calif., March 20, 2014 – Sangamo BioSciences, Inc. (Nasdaq: SGMO) today announced the pricing of an underwritten public offering of common stock consisting of 4,444,444 shares at a public offering price of $22.50 per share. The gross proceeds to Sangamo from the public offering are expected to be approximately $100 million, before deducting underwriting discounts and commissions and other estimated offering expenses. In connection with this offering, Sangamo granted to the underwriters a 30-day option to purchase an additional 666,666 shares of common stock. The offering is expected to close on or about March 26, 2014, subject to customary closing conditions.

Sangamo intends to use the proceeds from this offering for working capital and other general corporate purposes, including support for continuing research and development of ZFP Therapeutic product candidates and research programs (including research stage programs for monogenic diseases and cancer immunotherapy), manufacturing capabilities for clinical and commercial production, clinical trials and business development activities and, if opportunities arise, acquisitions of businesses, products, technologies or licenses that are complementary to our business.

J.P. Morgan Securities LLC is acting as sole book-running manager for the offering. Cowen and Company LLC, Piper Jaffray & Co. and JMP Securities LLC are acting as lead managers for the offering.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (the “SEC”) and is effective. A preliminary prospectus supplement relating to the offering has been filed with the SEC. The prospectus supplement is available for free by visiting EDGAR on the SEC’s website located at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus may also be obtained from the offices of J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 (telephone: 866-803-9204).

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Sangamo

Sangamo BioSciences, Inc. is focused on Engineering Genetic CuresTM for monogenic and infectious diseases by deploying its novel DNA-binding protein technology platform in therapeutic gene regulation and genome editing. The Company has ongoing Phase 2 clinical trials to evaluate the safety and efficacy of a novel ZFP Therapeutic® for the treatment of HIV/AIDS (SB-728-T) and AAV-NGF for Alzheimer’s disease (CERE-110). Sangamo’s other therapeutic programs are focused on monogenic and rare diseases. The Company has formed a strategic collaboration with Shire International GmbH to develop therapeutics for hemophilia, Huntington’s disease and other monogenic diseases, and with Biogen Idec Inc. for hemoglobinopathies, such as sickle cell disease and beta-thalassemia. It has also established strategic partnerships with companies in non-therapeutic applications of its technology, including Dow

AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the Company’s website at www.sangamo.com.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release may contain forward-looking statements based on Sangamo’s current expectations. These forward-looking statements include, without limitation, statements relating to the proposed public offering of shares of common stock, the anticipated gross proceeds and closing date and the underwriters’ option to purchase additional shares. Actual results may differ materially from these forward-looking statements due to a number of factors, including risks and uncertainties related to whether or not Sangamo will be able to raise capital through the sale of shares of common stock, market and other conditions for the offering, and the satisfaction of customary closing conditions related to the proposed public offering. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Additional risks and uncertainties relating to Sangamo and its business can be found under the heading “Risk Factors” in Sangamo’s Annual Report on Form 10-K and other filings with the SEC, and in the preliminary prospectus supplement related to the proposed offering to be filed with the SEC on or about the date hereof. Sangamo BioSciences, Inc. assumes no obligation to update the forward-looking information contained in this press release.

Contact

Sangamo BioSciences, Inc.

Elizabeth Wolffe, Ph.D.

510-970-6000, x271

ewolffe@sangamo.com